Exhibit 4.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

General

As of December 31, 2020, AerSale Corporation had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). References herein to “we,” “us,” “our” and the “Company” refer to AerSale Corporation and not to any of its subsidiaries. The following description summarizes some of the terms of our Amended and Restated Certificate of Incorporation, as amended (our “Charter”), our Amended and Restated Bylaws, as amended (our “Bylaws”) and our Warrant Agreement, dated February 6, 2019, between us and Continental Stock Transfer & Trust Company (the “Warrant Agreement”). Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our Charter, Bylaws and Warrant Agreement, copies of which have been filed with the Securities and Exchange Commission, as well as the relevant provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Dividend rights

Holders of our common stock are entitled to receive such dividends, if any, as may be declared from time-to-time by our Board of Directors (the “Board”) out of legally available funds.

Voting rights

Each holder of our common stock is entitled to one vote for each share on all matters properly submitted to a vote of the our stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of our directors.

Liquidation

Subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up, after payment or provision for payment of our debts and other liabilities, the holders of shares of our common stock will be entitled to receive all our remaining assets available for distribution to our stockholders, ratably in proportion to the number of shares of our common stock held by them.

Rights and preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences, and privileges of the holders of our common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Preferred Stock

Our Board has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring, or preventing a change of control or other corporate action. No shares of preferred stock are outstanding.

Warrants

Public Stockholders’ Warrants

Each public warrant entitles the registered holder to purchase one share of our common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time. The public warrants expire at 5:00 p.m., New York City time, on December 22, 2025, or earlier upon redemption or liquidation.

Holders of our public warrants cannot pay cash to exercise their public warrants unless we have an effective and current registration statement covering the issuance of the shares underlying such public warrants and a current prospectus relating thereto. Notwithstanding the foregoing, if we do not maintain effectiveness of our registration statement covering the issuance of the shares issuable upon exercise of the public warrants through March 22, 2021, warrant holders may, during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”). If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. In no event are we required to net cash settle any warrant, or issue securities or other compensation in exchange for the public warrants in the event that we are unable to register or qualify the shares underlying the warrants under the Securities Act or applicable state securities laws.

We may redeem the outstanding warrants (excluding the warrants held by Cowen Investments II LLC (“Cowen”)):

• in whole and not in part;

• at a price of $0.01 per public warrant;

• upon a minimum of 30 days’ prior written notice of redemption, which we refer to as the 30 day redemption period; and

• if, and only if, the last reported sale price of our common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the public warrant holders.

We will not redeem the public warrants unless a registration statement under the Securities Act covering the issuance of the shares underlying the public warrants to be so redeemed is then effective and a current prospectus relating to those shares is available throughout the 30 day redemption period, except if the public warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and we issue a notice of redemption, each public warrant holder may exercise his, her or its public warrants prior to the scheduled redemption date. However, the price of the shares of our common stock may fall below the $18.00 trigger price (as adjusted) as well as the $11.50 exercise price (as adjusted) after the redemption notice is issued.

The redemption criteria for the public warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the public warrants.

If we call the public warrants for redemption as described above, our management will have the option to require all holders that wish to exercise its warrants to do so on a “cashless basis.” In making such determination, our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of warrant shares issuable upon exercise of outstanding public warrants. In such event, the holder would pay the exercise price by surrendering the warrants for that number of shares of our common stock equal to the quotient obtained by dividing (x) the product of the number of warrant shares underlying the public warrants to be so exercised, and the difference between the exercise price of the public warrants and the fair market value by (y) the fair market value.

A holder of a public warrants may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s aaffiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of our common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of our common stock is increased by a stock dividend payable in shares of our common stock, or by a split-up of shares of our common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of our common stock issuable on exercise of each public warrant will be increased in proportion to such increase in the outstanding shares of our common stock. A rights offering to holders of our common stock entitling holders to purchase shares of our common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of our common stock equal to the product of (i) the number of shares of our common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for our common stock) multiplied by (ii) one minus the quotient of (x) the price per share of our common stock paid in such rights offering divided by (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for our common stock, in determining the price payable for our common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of our common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the public warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of our common stock on account of such shares of our common stock (or other shares of our capital stock into which the public warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, then the public warrants exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of our common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of our common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of our common stock issuable on exercise of each public warrant will be decreased in proportion to such decrease in outstanding shares of our common stock.

Whenever the number of shares of our common stock purchasable upon the exercise of the public warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our common stock purchasable upon the exercise of the public warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of our common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of our common stock (other than those described above or that solely affects the par value of such shares of our common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of our common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each public warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender or exchange has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of our common stock, the holder of a public warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as our stockholder if such our public warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the our common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the our stockholders in such a transaction is payable in the form of our common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

Private Placement Warrants

The private warrants held by Cowen and Monocle Partners, LLC (the “Sponsor” and, together with Cowen, the “Founders”) are not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. The Founders, or their permitted transferees, have the option to exercise the private warrants on a cashless basis. Except as described below, the private warrants have terms and provisions that are identical to those of the public warrants, including as to exercise price, exercisability and exercise period. If private Wwarrants are held by holders other than the Founders or its permitted transferees, the private warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants.

The private warrants are identical to the public warrants except that such private warrants are exercisable for cash (even if a registration statement covering the issuance of the warrant shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the Founders or their affiliates.

Exclusive Venue

Our Charter provides that, unless we consent in writing to the selection of an alternative form, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers or other employee to us or our stockholders; (3) any action asserting a claim against us arising pursuant to any provision of the DGCL or our Charter or Bylaws; (4) any action to interpret, apply, enforce or determine the validity of our Charter or Bylaws; or (5) any action asserting a claim governed by the internal affairs doctrine. Under our Charter, this exclusive forum provision will not apply to any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. For instance, the provision would not apply to actions arising under federal securities laws, including suits brought to enforce any liability or duty created by the Securities Act, Exchange Act, or the rules and regulations thereunder. Our Charter further provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Our Charter also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to these choice of forum provisions. It is possible that a court of law could rule that either or both of the choice of forum provisions contained in our Charter is inapplicable or unenforceable if it is challenged in a proceeding or otherwise. stockholders

Limitations on Liability and Indemnification of Officers and Directors

Our Charter and Bylaws provide that that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in certain circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Certain Anti-Takeover Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws

Delaware Anti-Takeover Statute

We have opted out of Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies.

Vacancies

Our Board is empowered to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death, or removal of a director in certain circumstances. Undesignated Preferred Stock

Our authorized common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Removal of Directors

Our Charter provides that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of the holders of at least a majority in voting power of the outstanding shares of stock entitled to vote in the election of directors.

Stock Exchange

Our common stock and warrants currently trade on the Nasdaq Capital Market under the symbols “ASLE” and “ASLEW”, respectively.